3780 West Broadway

Vancouver, BC V6R 2C1

778-999-6100

INTERFAC MINING INC

March 9, 2007

Phyllis Byrne

973 Whitevale Road

Vernon, B.C. V1B 3E7

Re:  Gold Mineral Claim

This letter outlines our agreement as follows:

Interfac Mining Inc. (“Interfac”) will purchase from Phyllis Byrne (“Byrne”) a 100% interest in and to the Gold Mineral Claim situated in the Clinton Mining Division, British Columbia, Canada with a tenure number of 553405 (503.7 hectares; in good standing until March 2, 2008) by paying to Byrne the sum of US$7,000 forthwith after the execution of this Agreement.

 Interfac represents and warrants to Byrne that: it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction: it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement: neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

Byrne represents and warrants to Interfac that: she has full power and authority to carry on her business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which she is a party; and the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto; the Claim has been duly and validly staked and recorded, are presently in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances; Byrne is the sole beneficial owner of an undivided 100% registered and beneficial interest in and to the Claim.

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

The covenants, promises, terms and conditions contained herein will be binding upon signing and the parties jointly and severally and may be enforced by each against the other.

If this reflects our understanding please indicate by signing below.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Tannisah Kruse

INTERFAC MINING INC.

/s/ Phyllis Byrne

Phyllis Byrne